Rider - Guaranteed Minimum Death Benefit Enhancement

This Rider may be cancelled only under certain conditions disclosed below. Termination of the Contract results in termination of this Rider. Termination of the Rider or the Contract will result in termination of the death benefit enhancement under this guarantee.

The Penn Mutual Life Insurance Company (the “Company”) agrees, subject to and in accordance with the provisions of this supplemental agreement (“the Rider”), to provide the Guaranteed Minimum Death Benefit Enhancement described below. The Rider is a part of the Contract to which it is attached. It is subject to all of the provisions of the Contract unless stated otherwise in the Rider. Provisions of the Rider will apply in lieu of any Contract provisions to the contrary.

The purpose of the Guaranteed Minimum Death Benefit Enhancement provided under this Rider is to provide a highest anniversary value death benefit as an enhancement to the Standard Death Benefit provided under the Contract. The Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Termination provision of the Rider.

Covered Life. Covered Life is a person upon whose age / lifetime the features and benefits of the Rider are based.

The Rider only covers natural persons named in the Contract, and the Covered Life(ves) (up to two) must be designated at Contract issue or the Rider Effective Date. The Annuitant must be a Covered Life. If a Joint Annuitant is named in the Contract, the Joint Annuitant must also be a Covered Life and only a Joint Life Guarantee is available. If there is only one Annuitant, a Joint Life Guarantee is available with a Contingent Annuitant designated as the second Covered Life. Covered Life(ves) under the Rider will be listed in Additional Contract Specifications. Covered Life(ves) cannot be changed after the Rider Effective Date.

Single Life Guarantee. A Single Life Guarantee is issued when a sole Covered Life is specified in Additional Contract Specifications. The Covered Life under the Single Life Guarantee must be the sole Annuitant. Death Benefit under the Rider is payable on death of the Covered Life.

Joint Life Guarantee. A Joint Life Guarantee is issued when two Covered Lives are specified in Additional Contract Specifications. One Covered Life must be the Annuitant, and the second Covered Life must either be a Joint Annuitant or a Contingent Annuitant. At least one Covered Life must be a Contract Owner, and any non-Owner Covered Life must be the sole primary Beneficiary. If Covered Lives are both Owners, the Covered Lives must be each other’s sole primary Beneficiary. The Death Benefit under the Rider is payable on death of the last surviving Covered Life. A Joint Life Guarantee may be continued upon Contract Owner’s death only if permitted by federal law.

Converting a Single Life Guarantee to a Joint Life Guarantee. A Single Life Guarantee cannot be converted to a Joint Life Guarantee. A second Covered Life may not be added after the Rider Effective Date.

Converting a Joint Life Guarantee to a Single Life Guarantee. While both Covered Lives are living, and provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied, a Covered Life may be removed from the Contract by the Contract Owner(s) and the Rider will be converted to a Single Life Guarantee. No additional Covered Life may be added in the future.

Issue Age Requirements. The Single Life Guarantee is available only if the Covered Life satisfies the issue age requirements as of the Rider Effective Date. The Joint Life Guarantee is available only if both Covered Lives satisfy the issue age requirements as of the Rider Effective Date. A Covered Life must always meet issue age requirements at time of designation. Issue age requirements for the Rider are listed in Additional Contract Specifications and determined by the Age Nearest Birthday of the Covered Life(ves).

Guaranteed Minimum Death Benefit Enhancement. Prior to the Annuity Date and upon receipt of due proof of the death of the Covered Life for Single Life Guarantees, or the last death of the Covered Lives for Joint Life Guarantees, and other necessary documents required to process the claim, the Company will pay the beneficiary a Death Benefit Enhancement in addition to the Standard Death Benefit provided in the Contract to which the Rider is attached. The Death Benefit Enhancement is equal to the remaining Guaranteed Minimum Death Benefit Base (which is calculated as described below for purposes of determining the Death Benefit Enhancement) minus the Standard Death Benefit payable under the Contract. The Death Benefit Enhancement cannot be less than zero. The maximum Death Benefit

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Enhancement is specified in Additional Contract Specifications and will apply at the time the Death Benefit Enhancement is calculated. The Guaranteed Minimum Death Benefit Base is calculated independently of the Contract Value or any other benefit base.

Guaranteed Minimum Death Benefit Base. The Guaranteed Minimum Death Benefit Base is the amount used to determine the value of the Guaranteed Minimum Death Benefit Enhancement.

The Guaranteed Minimum Death Benefit Base cannot be withdrawn in a lump sum.

The Guaranteed Minimum Death Benefit Base is determined as follows:

On the Rider Effective Date, the Guaranteed Minimum Death Benefit Base is equal to the Initial Purchase Payment received by the Company.

After the Rider Effective Date, the Guaranteed Minimum Death Benefit Base will increase with Subsequent Purchase Payments, may Step-Up to the Contract Value, and will decrease for withdrawals.

Automatic Annual Step-Up of Guaranteed Minimum Death Benefit Base. A Step-Up is an increase of the Guaranteed Minimum Death Benefit Base to an amount equal to 100% of the Contract Value. The Guaranteed Minimum Death Benefit Base will be evaluated for Step-Up opportunity on each Contract Anniversary until the Contract Anniversary following the date on which the younger Covered Life reaches the Maximum Step-Up Age (specified in Additional Contract Specifications). If the Contract Value at the time of evaluation is greater than the current Guaranteed Minimum Death Benefit Base, the Guaranteed Minimum Death Benefit Base will automatically Step-Up to Contract Value.

Effect of Withdrawals on Guaranteed Minimum Death Benefit Base. The Guaranteed Minimum Death Benefit Base will be reduced for withdrawals by the greater of (a) and (b), where:

(a)	is the withdrawal amount, and
(b)	is the withdrawal amount multiplied by the ratio of (1) and (2), where:
(1)	is the Guaranteed Minimum Death Benefit Base immediately prior to the withdrawal, and
(2)	is the Contract Value immediately prior to the withdrawal.

The Death Benefit Enhancement will be payable until Actual Age 95 of the younger Covered Life, or until the Contract Value reaches zero, if earlier.

Effect of Partial Annuitization. Partial Annuitization will reduce the Guaranteed Death Benefit Base and the Contract Value in the same manner as withdrawals (described above).

Effect of Additional Purchase Payments. The Guaranteed Minimum Death Benefit Base will be increased dollar-for-dollar for all Subsequent Purchase Payments. Purchase Payments made on Contract Anniversary are credited to the Guaranteed Minimum Death Benefit Base after evaluation for Step-Up takes place.

Effect of Purchase Payment Enhancements. This provision only applies to contracts that include a Purchase Payment Enhancement Endorsement as listed on Page 3.

Effect of Purchase Payment Enhancements on the Guaranteed Minimum Death Benefit Base.

Purchase Payment Enhancements are not included in the initial Guaranteed Minimum Death Benefit Base on the Rider Effective Date, and do not increase the Guaranteed Minimum Death Benefit Base when Subsequent Purchase Payments are made.

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Contract Value Step-Up. If the Contract to which this Rider is attached provides Purchase Payment Enhancements, the Contract Value will be immediately credited with the Purchase Payment Enhancement for every Purchase Payment that is made. If a Step-Up takes place, any portion of Purchase Payment Enhancements that is part of the Contract Value will also become part of the Guaranteed Minimum Death Benefit Base.

Guaranteed Minimum Death Benefit Base Enhancement True-Up. The Guaranteed Minimum Death Benefit Base Enhancement True-Up will increase the Guaranteed Minimum Death Benefit Base in the event that poor market performance does not result in a Step-Up, or if the Stepped-Up value does not reflect the full amount of the Purchase Payment Enhancement(s). There is a waiting period for inclusion of Purchase Payment Enhancements in the Guaranteed Minimum Death Benefit Base (specified in Additional Contract Specifications). Guaranteed Minimum Death Benefit Base Enhancement True-Ups will cease when the first withdrawal is taken.

The Guaranteed Minimum Death Benefit Base Enhancement True-Ups will start after the Guaranteed Minimum Death Benefit Enhancement True-Up Waiting Period (specified in Additional Contract Specifications) has elapsed, and will take place every anniversary, until a withdrawal is taken.

Evaluation will be carried out in the following order:

Step 1:	Guaranteed Minimum Death Benefit Base is evaluated for Step-Up,
Step 2:	Guaranteed Minimum Death Benefit Base is evaluated for the Guaranteed Minimum Death Benefit Base Enhancement True-Up.

At the time of The Guaranteed Minimum Death Benefit Base Enhancement True-Up evaluation, the Guaranteed Minimum Death Benefit Base (determined in Step 1) will be compared to the Guaranteed Minimum Death Benefit Enhancement True-Up Base. The Guaranteed Minimum Death Benefit Enhancement True-Up Base is the sum of (1) and (2), where:

(1)	is the sum of Purchase Payments, up to, but not including the date on which the evaluation takes place, and
(2)	is the sum of Purchase Payment Enhancements associated with Purchase Payments that have been in the Contract for at least the duration of the Guaranteed Minimum Death Benefit Enhancement True-Up Waiting Period multiplied by the Guaranteed Minimum Death Benefit Enhancement True-Up Percentage (listed in Additional Contract Specifications), as of the date of the evaluation.

If the Guaranteed Minimum Death Benefit Base (determined in Step 1) is less than the Guaranteed Minimum Death Benefit Enhancement True-Up Base, the Guaranteed Minimum Death Benefit Base will be set equal to the Guaranteed Minimum Death Benefit Enhancement True-Up Base.

If any withdrawals are taken, the Guaranteed Minimum Death Benefit Base will no longer be evaluated for Guaranteed Minimum Death Benefit Base Enhancement True-Up.

Effect of Guaranteed Minimum Death Benefit Base or the Contract Value Reducing to Zero. The Guaranteed Minimum Death Benefit Enhancement Rider will terminate once the Guaranteed Minimum Death Benefit Base or the Contract Value is reduced to zero.

Annuity Date. The Guaranteed Minimum Death Benefit Enhancement Rider terminates on the Annuity Date.

Investment Allocation Options.

The Separate Account. At the present time, no investment allocation program is required for the funds invested in the Separate Account with the presence of this Rider. If the Company requires an investment allocation program in the future, or if there is a change to an existing program, the Contract Owner will be notified in writing 60 days prior to the new investment allocation program or a change to the existing program becoming effective. The new program will apply to existing and new purchasers of this Rider. If the investment allocation program is required, the Company reserves the right to add or change limitations and the way they are administered in the future.

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The Fixed Account. Fixed Interest Options are not available with the presence of this Rider. Purchase Payments or transfers directed to the Fixed Interest Options will not be accepted.

Rider Charge. The Rider Charge is expressed as an annual percentage of the Guaranteed Minimum Death Benefit Base. One fourth of the annual Rider Charge will be multiplied by the average monthly Guaranteed Minimum Death Benefit Base for the quarter and this amount will be deducted quarterly from the Contract Value on the date(s) specified in Additional Contract Specifications. The Rider Charge will not exceed the Maximum Rider Charge shown in Additional Contract Specifications. The Guaranteed Minimum Death Benefit Base used in the calculation is the average monthly Guaranteed Minimum Death Benefit Base over the quarter. Rider Charges will be deducted until the Annuity Date.

The Rider Charge will be deducted from the Subaccounts of the Variable Account pro-rata based on the fund allocation at the time of deduction. The Company will deduct any accrued, but uncollected Rider Charges on the date the Contract is surrendered. In addition, upon payment of any Death Benefit associated with the Contract, the Death Benefit payable will be reduced by the accrued Rider Charges. No Rider Charge will be imposed upon annuitization, or deducted after the Annuity Date.

On the date of an automatic Step-Up of the Guaranteed Minimum Death Benefit Base to the Contract Value, the Rider Charge may be increased, but by no more than the Maximum Rider Charge Increase specified in Additional Contract Specifications, and will not be greater than the Rider Charge applicable to the class of Contract Owners then electing this Rider. The Contract Owner will be notified 60 days before an applicable Rider Charge increase and can reject the Rider Charge increase and thus terminate the Rider by sending, at least 30 days prior to a Contract Anniversary, a written request to the Company to do so.

Rider Changes. For any written change request accepted by the Company, the Company will send a confirmation of the change to the Contract Owner.

Impact of Death. The Rider will terminate upon the death of a sole Covered Life for a Single Life Guarantee, or last death of both Covered Lives for a Joint Life Guarantee. The Death Benefit, including the Death Benefit Enhancement provided by this Rider, will then be distributed as described below.

The Guaranteed Minimum Death Benefit Enhancement is payable upon the death of a sole Covered Life, or the last death of two Covered Lives. The amount payable is the Death Benefit Enhancement, which is the amount by which the Guaranteed Minimum Death Benefit Base exceeds the Standard Death Benefit payable under the Contract. The Death Benefit Enhancement amount is determined as of the date the Company receives proof of death of the Covered Life (both Covered Lives for a Joint Life Guarantee) such as a death certificate or other official document establishing death, and other documents required to process the claim.

If the Guaranteed Minimum Death Benefit Base is less than or equal to the Standard Death Benefit, no Death Benefit Enhancement is payable. The maximum Death Benefit Enhancement amount is listed in Additional Specifications (this cap will apply at the time the Death Benefit is calculated). The Death Benefit Enhancement will be payable before the Annuity Date, until Actual Age 95 of the younger Covered Life under the Rider, or until the Contract Value reaches zero, if earlier.

Under a Single Life Guarantee, if the sole Contract Owner is also the sole Annuitant and sole Covered Life, then:

(a)	Upon the death of the sole Contract Owner / Annuitant / Covered Life, the death benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the Contract Owner’s Beneficiary. If permitted by federal law, a spouse of the deceased Contract Owner may exercise Spousal Step-In according to the terms of this Contract, but the Rider will terminate.

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Under a Single Life Guarantee, if the sole Contract Owner is not the sole Annuitant and Covered Life, then:

(a)	Upon Contract Owner’s death, Contract Value will be paid as a death settlement to the Contract Owner’s Beneficiary according to the terms of this Contract;
(b)	Upon Annuitant’s death where the Contract Owner is named as the Contingent Annuitant in the Contract, the Contract Owner will become the Annuitant and the Contract will continue, but the Rider will terminate (no death benefit will be paid);
(c)	Upon Annuitant’s death where no Contingent Annuitant is named in the Contract, the death benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the surviving Contract Owner, who is deemed to be sole primary Beneficiary under the Beneficiary provision of the Contract;
(d)	Upon Annuitant’s death where the Contract Owner is an entity, the death benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the Contract Owner’s Beneficiary.

Under a Single Life Guarantee on a jointly owned Contract:

(a)	Upon death of a sole Annuitant who is the Covered Life under the Rider, the death benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the surviving Contract Owner, who is deemed to be sole primary Beneficiary under the Beneficiary provision of this Contract. The surviving spousal Contract Owner may also choose to exercise Spousal Step-In according to the terms of this Contract if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death), but the Rider will terminate.
(b)	Upon death of the Contract Owner who is not the Annuitant and sole Covered Life, the surviving spousal Contract Owner, who is also the sole Annuitant and the Covered Life under the Rider, may continue the Contract and the Rider if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death). Surviving Contract Owner may also choose to receive the Contract Value as a death settlement.

Under a Joint Life Guarantee, if the sole Contract Owner is the sole Annuitant, then:

(a)	Upon death of the Covered Life who is the sole Annuitant and the Contract Owner, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Standard Death Benefit (and thus terminate the Contract and the Rider) or continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).
(b)	Upon death of the Covered Life who is designated as the Contingent Annuitant and who is not the Contract Owner, no death benefit is payable, and the Contract Owner may continue the Contract and the Rider as sole Annuitant and Covered Life.

Under a Joint Life Guarantee, if the sole Contract Owner is the Contingent Annuitant named in the Contract, then:

(a)	Upon death of the Annuitant who is not the Contract Owner, the surviving Contract Owner who is also the surviving Covered Life, will become the Annuitant and continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is.
(b)	Upon death of the Contract Owner who is also the Contingent Annuitant in the Contract, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value as a death settlement (and thus terminate the Contract and the Rider), or continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

Under a Joint Life Guarantee, if there is only one Contract Owner and Joint Annuitants are named in the Contract:

(a)	Upon death of the Annuitant or Joint Annuitant who is also the Contract Owner, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value as a death settlement (and thus terminate the Contract and the Rider), or continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death). The Standard Death Benefit is not payable until the last death of Annuitant and Joint Annuitant.

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(b)	Upon death of the Covered Life who is not the Contract Owner and is named as Annuitant or Joint Annuitant, no death benefit is payable, and the Contract Owner may continue the Contract and Rider as sole Annuitant and Covered Life.

Under a Joint Life Guarantee on a jointly owned Contract with a sole Annuitant:

(a)	Upon death of the sole Annuitant, the surviving Contract Owner, who is also the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Standard Death Benefit (and thus terminate the Contract and the Rider), or continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).
(b)	Upon death of the Contract Owner named as Contingent Annuitant who is also a Covered Life, no death benefit will be paid. The surviving Contract Owner who is the Annuitant and surviving Covered Life may continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

Under a Joint Life Guarantee on a jointly owned Contract with Joint Annuitants:

(a)	Upon first death, the surviving Contract Owner who is also the surviving Annuitant and surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value (and thus terminate the Contract and the Rider), or continue the Contract and the Guaranteed Minimum Death Benefit Enhancement Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).
(b)	Upon last death, the death benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the Contract Owner’s Beneficiary(ies).

Periodic Reports. The Company will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually without charge and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(1)	Guaranteed Minimum Death Benefit Base,
(2)	Guaranteed Minimum Death Benefit Enhancement.

Additional status reports will be made available to the Contract Owner upon request for a fee that will not exceed the amount stated on Page 3.

Termination of the Rider.

Upon the earliest of the following, the Guaranteed Minimum Death Benefit Enhancement Rider will be terminated, but the Contract will remain in force:

(a)	At any time on or after the first Contract Anniversary, immediately following receipt by the Company of a written request by the Contract Owner to discontinue the Rider;
(b)	Upon a change in ownership (or any assignment) of the Contract unless:
(1)	The new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person, such as:
i.	an individual ownership changed to a personal revocable trust, or
ii.	an eligible spousal Beneficiary who is also the surviving Covered Life elects to become the Successor Owner of the Contract and the Rider upon Owner / Annuitant’s death, or
iii.	a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, or
iv.	a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; or

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Rider - Guaranteed Minimum Death Benefit Enhancement (continued)

(2)	The assignment is for the purposes of effectuating a 1035 exchange of the Contract;

(c)	Spousal Step-In of a Contract with a Single Life Guarantee upon the Contract Owner’s death (where the Contract Owner is the sole Covered Life);
(d)	Continuation of a Contract with a Single Life Guarantee by the surviving Contract Owner who is named as the Contingent Annuitant in the Contract and becomes the Annuitant upon the sole Annuitant’s death, where the Annuitant is the sole Covered Life;
(e)	Annuitization under the Base Contract.

Charges for the Rider stop accruing, and any investment allocation restrictions cease upon Rider termination.

If the Contract is terminated, the Rider will also be terminated. Both the Contract and the Rider will terminate upon the earliest of:

(a)	Full surrender of the Contract;
(b)	Guaranteed Minimum Death Benefit Enhancement is paid upon the death of the Covered Life for a Single Life Guarantee, or the last death of both Covered Lives for a Joint Life Guarantee;
(c)	Standard Death Benefit is paid to surviving Covered Life (as sole primary Beneficiary) upon the death of the sole Annuitant with Joint Life Guarantee (where the deceased Annuitant is one of the Covered Lives);
(d)	Contract Value is paid as a death settlement upon the death of the Contract Owner when:
(1)	The deceased Contract Owner was not the Annuitant, and the Covered Life under the Single Life Guarantee is the sole Annuitant,
(2)	The deceased Contract Owner was one of the Annuitants and one of the Covered Lives under the Joint Life Guarantee, but the surviving Annuitant / Covered Life is not permitted to continue the Contract by federal law;
(a)	The Contract Value is reduced to zero;
(b)	Guaranteed Minimum Death Benefit Base is reduced to zero.

Rider Effective Date. The Rider Effective Date is the same as the Contract Date unless another Rider Effective Date is specified in Additional Contract Specifications.

The Penn Mutual Life Insurance Company

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